EXHIBIT 10.1
BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan
Performance Share Award Agreement
Congratulations on your selection as a Participant for an Award of Performance Shares which is governed by the BlueLinx Holdings Inc. 2006 Long-Term Equity Incentive Plan (the “Plan”). This Award Agreement (the “Agreement”) and the Plan together govern your rights under this Agreement with respect to your award of Performance Shares (the “Performance Shares”) and set forth all of the conditions and limitations affecting such rights. Terms used in this Agreement that are defined in the Plan shall have the meanings ascribed to them in the Plan. If there is any inconsistency between the terms of this Agreement and the terms of the Plan, the Plan’s terms shall supersede and replace the conflicting terms of this Agreement.
Overview of Performance Share Award
1.	Target Number of Performance Shares Granted:

2.	Date of Grant: March 29, 2007

3.	Performance Cycle: The Performance Cycle commences on January 1, 2007 and ends on December 31, 2009.

4.	Performance Measure(s):
(a)	Return on Net Assets, or “RONA,” means EBIT divided by Average Net Assets.

EBIT means Company earnings before interest and taxes, as calculated for the fiscal year.

Average Net Assets means total Company assets (current assets plus net plant property and equipment plus any other long-term assets) minus non-interest-bearing liabilities (accounts payable plus other current liabilities plus any other long-term liabilities).

(b)	Specialty Volume Growth in Excess of End Use Market Growth means the estimated sales growth rate in the volume of the Company’s Specialty products in excess of the aggregate market sales growth rate of the Company’s estimated end use markets. For purposes of this calculation, the Company may use the estimates it provides for Specialty product growth in connection with its quarterly earnings releases. Acquisitions will be excluded from this calculation in the first year of the acquisition. The Company reserves the right to adjust and/or refine the calculation methods used to calculate these measures at any time in its sole discretion.

Specialty products encompass the following: all products except plywood, OSB, lumber and rebar/remesh. The Company reserves the right to amend this definition at any time in its sole discretion.

5.	Amount of Target Award Earned: Subject to Sections 7 and 8, in calculating the number of Performance Shares earned for the Performance Cycle, the Committee must certify results for RONA for fiscal 2009 and the three (3) year growth in Specialty product volume in excess of end use market volume growth during the Performance Cycle. Awards earned will be determined based on the following schedule, with straight-line interpolation as necessary for performance between the levels indicated. In determining awards earned, the definitions set forth in Section 4 above and results determined as of the end of the Performance Cycle shall apply.

The Performance Measure vesting schedule is as follows:

2009 RONA*	% of Target Award Earned
___%	75%	100%	125%	150%
___%	50%	75%	100%	125%
___%	25%	50%	75%	100%
Below ___%	0%	25%	50%	75%
	__ %	__ %	__ %	__ %
	3-Year Growth in Specialty Volume in Excess of End Use Market Volume Growth (excludes acquisitions in year one)

*	Assumes housing starts of 1.91 million in 2009.
The Company has sole discretion to adjust the RONA percentages in the performance measure vesting schedule to properly account for any differences between estimated and actual housing starts in 2009.
6.	Settlement of Award: The Company shall deliver to you one Share for each Performance Share earned by you, as determined in accordance with the provisions of Sections 5 and 7, subject to adjustment in accordance with Section 11. Any fractional Shares for Performance Shares payable to you in accordance with this Section shall be rounded up to the nearest whole Share.
7.	Eligibility for Earned Performance Shares: You will be eligible for payment of earned Performance Shares only if:
(a)	Your employment with the Company continues through the end of the Performance Cycle.

(b)	Your employment with the Company is terminated due to death during the Performance Cycle.

(c)	Your employment with the Company is terminated due to your Disability during the Performance Cycle. For the purposes of this Agreement, Disability means you: (a) are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (b) are, by reason of any medically determinable physical or mental impairment which could be expected to result in death or can be expected to last for a continuous period or not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Company.

(d)	If there is a Change in Control of the Company during the Performance Cycle.
If your employment with the Company continues through the end of the Performance Cycle, you shall be eligible for the earned Performance Shares as determined in accordance with Section 5.
If your termination date due to death, Disability, or Change in Control occurs during the Performance Cycle, you shall be eligible only for a fraction of the number of Performance Shares. The fraction will be determined using a numerator which equals the number of complete calendar months that have elapsed since the beginning of the Performance Cycle through the beginning of the month of termination or Change in Control, as appropriate (unless your date of termination or date of Change in Control occurs on or after the 15th of such month, in which case the number of months will be calculated through the end of such month), and a denominator which is equal to the number of months in the Performance Cycle. This fraction will then be multiplied by the target number of performance shares granted to you in Section 1 to provide you with your total Performance Shares earned. In the event such proration results in a fractional number of Shares, such number will be rounded up to the nearest whole number.
Except as otherwise provided in this Agreement, all Performance Shares that are not earned as a result of your continued employment through the Performance Cycle, death, Disability, or Change in Control during the Performance Cycle, shall be forfeited to the Company. In the event of your death, your beneficiary or estate shall be entitled to the Performance Shares to which you otherwise would have been entitled under the same conditions as would have been applicable to you.
All Performance Shares earned under this Section 7 shall be paid in accordance with Section 8.
8.	Manner and Time of Payment: Payment in Shares earned pursuant to this Award Agreement will be made:
(a)	For terminations due to death, Disability, not later than March 15 of the year after termination.

(b)	If your employment continues through the Performance Cycle, not later than March 15, 2010.

(c)	For a Change in Control during the Performance Cycle, as of the date of Change in Control.

Upon payment, the Company shall cause to be issued and delivered to you or your legal representative, as the case may be, certificates for the Shares. The Share certificates shall be issued in your name (or, at your discretion, jointly in your name and the name of your spouse). The Company shall maintain a record of all information pertaining to your rights under this Agreement, including the number of Shares paid to you.
9.	Termination of Employment for Other Reasons: In the event that your employment with the Company is terminated during the Performance Cycle by the Company or by you for any reason other than those reasons set forth in Section 7, this entire Award shall forfeit and no payment shall be made to you.
10.	Nontransferability: During the Performance Cycle, Performance Shares awarded pursuant to this Award Agreement may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (“Transfer”), other than by will or by the laws of descent and distribution, except as provided in the Plan. If any Transfer, whether voluntary or involuntary, of Performance Shares is made, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon the Performance Shares, your right to such Performance Shares shall be immediately forfeited to the Company, and this Award Agreement shall lapse.
11.	Adjustments: In the event that the outstanding Shares of common stock are changed into or exchanged for a different number or kind of capital stock or other securities of the Company by reason of merger, consolidation, recapitalization, reclassification, stock split-up, stock dividend, or combination of shares, the Committee, subject to the provisions of the Plan and this Agreement, shall make an appropriate and equitable adjustment in accordance with the provisions of the Plan in the number and kind of Performance Shares, to the end that after such event your proportionate interest shall be maintained as before the occurrence of such event. Any such adjustment made by the Committee or the Board shall be final and binding upon you, the Company, and all other interested persons.
12.	Requirements of Law: The granting of Performance Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
13.	Inability to Obtain Authorization: The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.
14.	Withholding: The Company shall have the power and the right to deduct or withhold, or require you to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Plan (the “Withholding Taxes”). As you will be entitled to receive Shares in exchange for your Performance Shares, you shall pay the Withholding Taxes to the Company in cash prior to the issuance of such Shares or have the Company withhold Shares having the Fair Market Value of the Withholding Taxes.

15.	Administration: This Award Agreement and your rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Award Agreement, all of which shall be binding upon you, the Participant.
16.	No Right to Future Grants; No Right of Employment or Continued Employment; Extraordinary Item: In accepting the grant, you acknowledge that: (a) the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, suspended, or terminated by the Company at any time, as provided in the Plan and this Award Agreement; (b) the grant is voluntary and occasional and does not create any contractual or other right to receive future grants; (c) all decisions with respect to future grants, if any, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the grant is an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company and which is outside the scope of your employment contract, if any; (f) the grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) in the event that you are an Employee of an Affiliate or Subsidiary of the Company, the grant will not be interpreted to form an employment contract or relationship with the Company, and furthermore, the grant will not be interpreted to form an employment contract with the Affiliate or Subsidiary that is your employer; (h) this grant shall not confer upon you any right to continuation of employment by the Company, nor shall this grant interfere in any way with your or the Company’s right to terminate your employment at any time; (i) the future value of the underlying Shares is unknown and cannot be predicted with certainty; (j) notwithstanding any terms or conditions of the Plan to the contrary, in the event of the termination of your employment by the Company for any reason other than those reasons set forth in Section 7, your right to receive Shares under this Agreement, if any, will terminate effective as of the date that you are no longer actively employed and will not be extended by any notice period mandated under any federal, state, provincial, or local law (including but not limited to the Worker Adjustment and Retraining Notification Act).
17.	Requirements to Become a Stockholder: You shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Shares subject to this Award until: (a) the Shares have been paid to you pursuant to the terms of this Award Agreement, and (b) the Company shall have issued and delivered to you a certificate representing the Shares.
18.	Investment Representation: Unless a registration statement under the Securities Act of 1933, as amended (and applicable state securities laws), is in effect with respect to the Shares issued, you, or your designated beneficiary, agree with, and represent to, the Company that you are acquiring the Shares for the purpose of investment and not with a view to transfer, sell, or otherwise dispose of the Shares. The Company may require an opinion of counsel satisfactory to it prior to the transfer of any Shares to assure at all times that it will be in compliance with applicable federal and state securities laws.

19.	Amendment to the Plan: The Committee may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect your rights under this Award Agreement, without your written approval.
20.	Successor: All obligations of the Company under the Plan and this Award Agreement, with respect to the Performance Shares, shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
21.	Applicable Laws and Consent to Jurisdiction: The validity, construction, interpretation, and enforceability of this Award Agreement shall be determined and governed by the laws of the State of Delaware without giving effect to the principles of conflicts of law. For the purpose of litigating any dispute that arises under this Award Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation shall be conducted in the federal or state courts of the State of Delaware.
22.	Severability: The provisions of this Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement as of the date indicated below.

BlueLinx Holdings Inc.

Dated: March 29, 2007	By:

Accepted:	Title:	Chief Executive Officer